Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement (No. 333-162013) on Form S-8 of Pet DRx Corporation and subsidiaries of our report dated March 31, 2010, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Pet DRx Corporation for the year ended December 31, 2009.
As discussed in Note 18 to the consolidated financial statements, the Company has adopted the provisions of ASC 815-40-15, “Evaluating Whether an Instrument Involving a Contingency Is Considered Indexed to an Entity’s Own Stock” on January 1, 2009.
/S/ SingerLewak LLP
SingerLewak LLP
Irvine, CA
March 31, 2010